Exhibit 99.1

BioTelemetry, Inc. Reports First Quarter 2019 Financial Results

Achieves Record Quarterly Revenue

Raises Full Year 2019 Guidance

Malvern, PA — April 25, 2019 — BioTelemetry, Inc. (NASDAQ:BEAT), the leading remote medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care, today reported results for the first quarter ended March 31, 2019.

Quarter Highlights

•                  Recognized record quarterly revenue of $104.0 million

•                  Reached 10.0% year-over-year revenue growth

•                  Achieved 27th consecutive quarter of year-over-year revenue growth

•                  Reported GAAP net income of $11.7 million

•                  Realized quarterly adjusted EBITDA of $28.8 million, or 27.7% of revenue

•                  Completed the acquisition of Geneva Healthcare

•                  Raises full year 2019 revenue guidance to $446 to $450 million

President and CEO Commentary

Joseph H. Capper, President and Chief Executive Officer of BioTelemetry, Inc., commented: “The first quarter was another great quarter with record revenue and a strong adjusted EBITDA margin, both of which were in line with our expectations.  Demand for our services remained strong with MCT and extended Holter services driving patient volume growth as well as a 9% increase in Healthcare revenue.  Additionally, our Research division posted double-digit revenue growth while our digital population health business benefitted from the launch of a significant new managed care partnership.

“During the quarter, we completed the acquisition of Geneva Healthcare, extending our remote cardiac monitoring reach into the $1 billion implantable cardiac monitoring market.  We believe this transaction further reinforces our growth strategy and provides significant revenue upside for the company.  Our excitement about Geneva continues to grow based on its early performance and the tremendous interest being generated from our top customers.  We expect the combination of the benefits from the Geneva platform and our unmatched portfolio of remote cardiac monitoring services to further solidify our leadership position in cardiac monitoring.

“BioTelemetry is in the best position ever to address the needs of our patients and practices.  Looking forward, we expect the addition of Geneva and our ongoing investments in our sales and technology areas to make 2019 another record year for the Company. As a result, we are raising our full year 2019 revenue guidance to be in the range of $446 to $450 million.”

First Quarter Financial Results

Revenue for the first quarter 2019 was $104.0 million compared to $94.5 million for the first quarter 2018, an increase of $9.5 million, or 10.0%.

Gross profit for the first quarter 2019 was $64.8 million, or 62.3% of revenue, compared to $58.0 million, or 61.4% of revenue, for the first quarter 2018.

On a GAAP basis, net income attributable to BioTelemetry, Inc. for the first quarter 2019 was $11.7 million, or $0.32 per diluted share, compared to net income attributable to BioTelemetry, Inc. of $6.0 million, or $0.17 per diluted share, for the first quarter 2018.

On an adjusted basis(1), net income attributable to BioTelemetry, Inc. for the first quarter 2019 was $15.2 million, or $0.42 per diluted share.  This compares to adjusted net income attributable to BioTelemetry, Inc. of $13.9 million, or $0.39 per diluted share, for the first quarter 2018.  This increase was driven by revenue growth as well as the benefit of the synergies gained from the integration of LifeWatch.  The details regarding adjusted net income are included in the reconciliation tables included in this release.

(1) The Company believes that providing non-GAAP financial measures offers a meaningful representation of our performance, as we exclude expenses that are not necessary to support our ongoing business.  We also make adjustments to facilitate year over year comparisons.  Please refer to our “Reconciliation of GAAP to Non-GAAP Financial Measures” in this release for additional information.

Conference Call

BioTelemetry, Inc. will host an earnings conference call on Thursday, April 25, 2019, at 5:00 PM Eastern Time.  The call will be webcast on the investor information page of our website, www.gobio.com/investors/events.  The call will be archived on our website for two weeks.

About BioTelemetry

BioTelemetry, Inc. is the leading remote medical technology company focused on delivery of health information to improve quality of life and reduce cost of care.  We provide remote cardiac monitoring, remote blood glucose monitoring, centralized core lab services for clinical trials and original equipment manufacturing that serves both healthcare and clinical research customers.  More information can be found at www.gobio.com.

Cautionary Statement Regarding Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, our growth prospects, the prospects for our products and our confidence in our future.  These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “promises” and other words and terms of similar meaning.  Examples of forward-looking statements include statements we make regarding the successful execution of our operating plan, Geneva Healthcare’s actual and expected annualized revenue and profitability and the growth and success of the combined entity, our ability to increase demand for our products and services, to grow our market share and our expectations regarding revenue trends in our segments.  Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert or change any of these expectations, and could cause actual outcomes and results to differ materially from current expectations.  These factors include, among other things: our ability to identify acquisition candidates, acquire them on attractive terms and integrate their operations into our business; our ability to educate physicians and continue to obtain prescriptions for our products and services; changes to insurance coverage and reimbursement levels by Medicare and commercial payors for our products and services; our ability to attract and retain talented executive management and sales personnel; the commercialization of new competitive products; our ability to obtain and maintain required regulatory approvals for our products, services and manufacturing facilities; changes in governmental regulations and legislation; our ability to obtain and maintain adequate protection of our intellectual property; acceptance of our new products and services; adverse regulatory action; interruptions or delays in the telecommunications systems that we use; our ability to successfully resolve outstanding legal proceedings; and the other factors that are described in “Part I; Item 1A.  Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2018.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by law.

Contact:	BioTelemetry, Inc.
Heather C. Getz
Investor Relations
Executive Vice President, Chief Financial Officer
800-908-7103
investorrelations@biotelinc.com

BioTelemetry, Inc.

Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	(unaudited)
(in thousands, except per share data)	2019	2018
Revenues	$103,979	$94,496
Cost of revenues	39,201	36,448
Gross profit	64,778	58,048
Gross profit %	62.3%	61.4%

Operating expenses:
General and administrative	27,607	26,719
Sales and marketing	12,440	11,340
Bad debt expense	5,148	4,879
Research and development	3,333	3,289
Other charges	3,070	5,085
Total operating expenses	51,598	51,312

Income from operations	13,180	6,736

Other expense:
Interest expense	(2,482)	(1,890)
Loss on equity method investment	(32)	(139)
Other non-operating (expense)/income, net	(1,054)	187
Total other expense	(3,568)	(1,842)

Income before income taxes	9,612	4,894
Benefit from income taxes	2,073	142
Net income	11,685	5,036

Net loss attributable to noncontrolling interests	—	(946)
Net income attributable to BioTelemetry, Inc.	$11,685	$5,982

Net income per share attributable to BioTelemetry, Inc.:
Basic	$0.35	$0.18
Diluted	$0.32	$0.17

Weighted average number of common shares outstanding:
Basic	33,654	32,570
Diluted	36,406	35,235

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

	Three Months Ended
	March 31, 2019
(in thousands, except per share data)	Income from operations	Income before income taxes	Net income attributable to BioTelemetry, Inc.	Net income per diluted share attributable to BioTelemetry Inc.
GAAP	$13,180	$9,612	$11,685	$0.32
Non-GAAP Adjustments:
Other charges (a)	3,070	3,070	3,070
LifeWatch amortization (b)	3,262	3,262	3,262
Income tax effect of adjustments (c)	—	—	(1,212)
Benefit of discrete items (d)	—	—	(1,596)
Non-GAAP Adjusted	$19,512	$15,944	$15,209	$0.42

(Unaudited)

	Three Months Ended
	March 31, 2018
(in thousands, except per share data)	Income from Operations	Income before Income Taxes	Net income attributable to BioTelemetry, Inc.	Net income per diluted share attributable to BioTelemetry Inc.
GAAP	$6,736	$4,894	$5,982	$0.17
Non-GAAP Adjustments:
Other charges (a)	5,085	5,085	5,085
LifeWatch amortization (b)	3,235	3,235	3,235
Income tax effect of adjustments (c)	—	—	(2,246)
NOL utilization (d)	—	—	1,813
Non-GAAP Adjusted	$15,056	$13,214	$13,869	$0.39

(a)         In the first quarter 2019, other charges of $3.1 million were due primarily to $1.4 million of deal-related costs for the acquisition of Geneva Healthcare, $1.0 million of patent litigation and other legal costs and $0.5 million of expense related to prior acquisitions and other restructuring activities.  In the first quarter 2018, the Company incurred $5.1 million of other charges with $3.2 million related to the consolidation and closure of certain legacy LifeWatch international locations, $1.8 million of professional, legal and other costs related to the integration of LifeWatch, $0.4 million for patent litigation, $0.2 million related to other restructuring activities and $0.2 million related to the implementation of the new revenue recognition standard.  These charges were partially offset by a $0.7 million reduction in contingent consideration related to the Telcare acquisition.

(b)         In the first quarter 2019 and the first quarter 2018, we recognized $3.3 million and $3.2 million of expense, respectively, related to the amortization of intangibles as a result of the LifeWatch acquisition.  We have excluded the LifeWatch amortization of intangibles from adjusted net income due to the non-operational nature of the expense.  This amortization was recorded as a component of general and administrative expense.

(c)          Represents the tax effect of the non-GAAP adjustments at the Company’s effective tax rate.

(d)         For GAAP reporting purposes, we reported a tax benefit of 21.6% for the first quarter 2019 and a tax benefit of 2.9% for the first quarter 2018.  After giving effect to taxes at the estimated annual effective tax rate on the adjustments, in the first quarter 2019, the Company is excluding a $1.6 million benefit from discrete items due primarily to the impact of tax deductions from stock-based compensation.  For the first quarter 2018, the Company had a $1.8 million positive impact from the utilization of net operating loss carryforwards.

(Unaudited)

	Three Months Ended
	March 31,
(in thousands)	2019	2018
Net income attributable to BioTelemetry — GAAP	$11,685	$5,982
Net loss attributable to noncontrolling interest	—	(946)
Benefit from income taxes	(2,073)	(142)
Total other expense	3,568	1,842
Other charges	3,070	5,085
Depreciation and amortization expense (a)	10,021	9,757
Stock compensation expense	2,549	2,065
Adjusted EBITDA	$28,820	$23,643
Adjusted EBITDA margin	27.7%	25.0%

(a)         For the three months ended March 31, 2018, depreciation and amortization expense excludes $0.1 million of expense related to the write-off of assets as a result of the dissolution of entities acquired as part of the LifeWatch acquisition. This expense is included in Other charges.

(Unaudited)

	Three Months
	Ended March 31,
(in thousands)	2019	2018
Cash provided by operating activities	$17,544	$9,074
Capital expenditures	(5,334)	(3,938)
Free cash flow	$12,210	$5,136

Use of Non-GAAP Financial Measures

In addition to the results prepared in accordance with generally accepted accounting principles in the United States, (“GAAP”), this press release also includes certain financial measures which have been adjusted and are not in accordance with generally accepted accounting principles (“Non-GAAP financial measures”).  These Non-GAAP financial measures include adjusted income from operations, adjusted income before income taxes, adjusted net income attributable to BioTelemetry, Inc., adjusted net income per diluted share attributable to BioTelemetry, Inc., adjusted EBITDA and free cash flow.  In accordance with Regulation G of the Securities and Exchange Commission, we have provided a reconciliation of these Non-GAAP financial measures with the most directly comparable financial measure calculated in accordance with GAAP.

These Non-GAAP financial measures are not intended to replace GAAP financial measures.  They are presented as supplemental measures of our performance in an effort to provide our stakeholders better visibility into our ongoing operating results and to allow for comparability to prior periods as well as to other companies’ results.  Management uses these Non-GAAP financial measures to assess the financial health of our ongoing operating performance.  Management encourages our stakeholders to consider all of our financial measures and to not rely on any single financial measure to evaluate our performance.

Adjusted net income attributable to BioTelemetry, Inc. for the first quarter 2019 excludes other charges of $3.1 million, $3.3 million of amortization expense related to LifeWatch intangibles, the tax effect of these adjustments as well as the impact of discrete tax benefits recognized in the quarter.  Adjusted net income attributable to BioTelemetry, Inc. for the first quarter 2018 excludes other charges of $5.1 million, $3.2 million of amortization expense related to LifeWatch intangibles as well as the income tax effect of these adjustments and the impact from the utilization of our net operating loss carryforwards.  By excluding expenses that are considered unnecessary to support the ongoing business, are nonrecurring in nature or which limit year over year comparability, we believe these Non-GAAP financial measures offer a meaningful representation of our ongoing operating performance.  Included in these excluded items are transaction related expenses, primarily legal and professional fees, integration related expenses, primarily severance, legal fees related to patent litigation, amortization of intangibles from the LifeWatch acquisition, costs related to restructuring programs aimed at streamlining operations and reducing future expense as well as other one-time items.  These excluded charges are not part of the ongoing operations, and therefore, not reflective of our core operations.  We view patent litigation as an extreme measure not typically required in our industry to protect a company’s intellectual property and which has not been common practice for us.  We commenced patent litigation proceedings after we uncovered specific evidence of four distinct cases of misappropriation and infringement.  We can choose to resolve the outstanding matters and terminate the expense at any time.  We also included the income tax effect of these adjustments.

In addition to adjusted income from operations, adjusted net income attributable to BioTelemetry, Inc., adjusted net income per diluted share attributable to BioTelemetry, Inc. and free cash flow, we also present adjusted EBITDA.  This Non-GAAP financial measure excludes loss from noncontrolling interest, income taxes, total other expense, other charges, depreciation and amortization and stock compensation expense.  EBITDA is a widely accepted financial measure which we believe our stakeholders use to compare our ongoing financial performance to that of other companies.  Adjusting our EBITDA for other charges and other one-time items is a meaningful financial measure as we believe it is an indication of our ongoing operations.  In addition, we also add back stock-based compensation expense because it is non-cash in nature.  Other companies in our industry may calculate adjusted EBITDA in a different manner.